Exhibit 99.1
For More Information:

BRILLIANT DIGITAL ENTERTAINMENT              JAFFONI & COLLINS
6355 Topanga Canyon Blvd, Ste. 120           104 Fifth Avenue
Woodland Hills CA 91367                      New York, NY 10011
(818) 615-1500                               (212) 835-8500
CONTACT:  Mark Dyne                          CONTACT:  David Collins
          Chairman and CEO                             Partner
          Michael Ozen
          Chief Financial Officer

For Immediate Release:


                        BRILLIANT DIGITAL ENTERTAINMENT
                           PREVIEWS YEAR-END RESULTS

LOS ANGELES, CA -- February 19, 1998 - Brilliant Digital Entertainment, Inc. (AMEX: BDE) announced today that revenue for the year is expected to be approximately $2,500,000, a 105% increase over revenues of $1,213,000 in the prior year. The Company anticipates a net loss of approximately $2,300,000, or $0.31 per share, compared to a year-ago net loss of $3,658,000, or $0.77 per share. Brilliant expects to report 1997 fourth quarter revenues of approximately $110,000 as compared with $69,000 in the prior year's period.
The Company anticipates a fourth quarter net loss of approximately $1,450,000, or $0.18 per share, compared with a net loss of $1,298,000, or $0.24 per share, in the comparable period a year ago. As previously scheduled, Brilliant will report audited year-end results on March 12, 1998.

Brilliant anticipated completing foreign distribution and licensing relationships in the fourth quarter of 1997, which are now expected to be completed in the first half of 1998. These relationships were expected to generate substantial revenues in 1997. In December 1997 guidance in accounting practice for revenue recognition on software transactions (SOP 97-2) took effect, and Brilliant now expects revenues from the agreements, once consummated, to be recognized over their duration in accordance with SOP 97-2. In addition, delays in duplication, packaging and distribution caused Brilliant's first Multipath Movies, CYBERSWINE, POPEYE AND THE QUEST FOR THE WOOLLY MAMMOTH, NIGHT OF THE WEREWOLF and THE HALLOWEEN PARTY to begin arriving at retailers at the end of December, after the holiday selling season.

As a result of delays in the commencement of the shipment of personal computers upon which the Company's products are bundled, the first Multipath Movie bundles are now expected to begin shipment during the second quarter of 1998. The delay does not affect the number of units to be shipped pursuant to a three-year, multi-million-unit bundling relationship, but will impact


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the Company's 1998 revenues and earnings since users will not be equipped to purchase on-line episodes over the Internet as early as expected.

Mark Dyne, Chairman and CEO of Brilliant, said "Despite production and distribution delays, we commenced initial retail product shipments in late December and look to substantially broaden distribution in retail and mass market outlets, including video retailers, during 1998. We also anticipate the commencement of shipments under our PC bundling relationship in the first half of the year, creating a substantial base of PC users that will be able to experience Multipath Movies on an installment basis through the Internet.

"Brilliant's internal Multipath Movie production efforts are now in full gear with four Multipath Movie titles released to date, the completion this quarter of our fifth internally developed title, GRAVITY ANGELS and over 25 episodes in development, including titles based on SUPERMAN, XENA: WARRIOR PRINCESS and ACE VENTURA. Importantly, we are achieving critical mass in our Multipath Movie library. Our library of titles span a broad demographic group - ages three to forty-five - and we are pleased that various titles have already begun to receive good reviews.

"We are now focused on assuring that our products receive broad and timely distribution and marketing support through a growing base of partnerships. Given the variety of entertainment and production benefits provided by the Multipath Movie format, we remain confident in our ability to successfully position Multipath Movies as an entertainment product of choice for a range of target audiences including PC gamers, Internet surfers and conventional television and movie viewers."

Brilliant Digital Entertainment is the creator and producer of a unique new generation of interactive digital entertainment called Multipath Movies. Multipath Movies utilize Brilliant's proprietary software tools to produce three-dimensional, digitally animated stories, each with hundreds of plot alternatives that lead to multiple, distinct conclusions influenced by the user. Multipath Movies, which combine the interactivity of computer games with the plot and character development of feature films, are currently distributed over the Internet and on CD-ROM and can also be produced for distribution on television and home video.

Forward-Looking Statement Disclosure

With the exception of the historical information, the matters discussed above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Brilliant's estimate of the revenues that it expects to report for the fiscal year and fourth quarter ended December 31, 1997 is a forward looking statement that involves risks and uncertainties. The Company has not completed its review of its fourth quarter results, and there can be no assurance that, upon completion of this review, actual results will not be materially different than those estimated. The statements above relating to Brilliant's expectation of concluding distribution agreements covering foreign territories and Brilliant's expectation that its bundled products will be shipped


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by the end of the second quarter of 1998 are forward looking statements that are subject to risks beyond the control of Brilliant. Distribution of bundled products are subject to decisions made by other parties to agreements with Brilliant and to technical issues not related to the Company's products that may defer distribution schedules for the computers and other products with which bundled Multipath Movies are distributed. Also, Brilliant's ability to consummate foreign distribution agreements is subject to the possibility of arbitrary decisions on the part of the proposed foreign distributors and the possibility that remaining issues under negotiation may not be resolved to the mutual satisfaction of the proposed parties. The estimates contained herein speak only as of the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Actual results may differ materially due to a variety of factors. Information about certain of these factors is contained in the Company's most recently filed Form 10-QSB report and are available from Brilliant Digital Entertainment's Investor Relations department and may be obtained by calling or writing.